SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                           Arbor Software Corporation
                           --------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    038918108
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 10 Pages

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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 038918108                                                  13G                                Page 2 of 10 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL V  94-309 5978
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally filed 2/95               Amendment 2/96
   REPORTING PERSON WITH                              -0-                                       -0-
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally filed 2/95               Amendment 2/96
                                           1,926,617                                            0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally filed 2/95               Amendment 2/96
                                                      -0-                                           -0-
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally filed 2/95               Amendment 2/96
                                     1,926,617                                            0
---------------------------- ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95               Amendment 2/96
              1,926,617                                           -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95               Amendment 2/96
              17.8%                                                      -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 038918108                                                  13G                                Page 3 of 10 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (FR)   94-3096657
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
------------------------------- ----------- ----- ---------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY                5    SOLE VOTING POWER
   OWNED BY EACH REPORTING                        Originally filed 2/95               Amendment 2/96
         PERSON WITH                                             -0-                                       -0-
                                            ----- ---------------------------------------------------------------------------------
                                             6    SHARED VOTING POWER
                                                  Originally filed 2/95               Amendment 2/96
                                                        1,926,617                                            0
                                            ----- ---------------------------------------------------------------------------------
                                             7    SOLE DISPOSITIVE POWER
                                                  Originally filed 2/95               Amendment 2/96
                                                                   -0-                                           -0-
                                            ----- ---------------------------------------------------------------------------------
                                             8    SHARED DISPOSITIVE POWER
                                                  Originally filed 2/95               Amendment 2/96
                                                  1,926,617                                            0
------------------------------- ----------- ----- ---------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95               Amendment 2/96
              1,926,617                                           -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95               Amendment 2/96
              17.8%                                                      -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No.038918108                                                   13G                                Page 4 of 10 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS V  94-3095977
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally filed 2/95                Amendment 2/96
   REPORTING PERSON WITH                        -0-                                              -0-
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally filed 2/95                 Amendment 2/96
                                           119,750                                        -0-
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally filed 2/95                 Amendment 2/96
                                                -0-                                             -0-
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally filed 2/95                 Amendment 2/96
                                          119,750                                          -0-
---------------------------- ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95                 Amendment 2/96
                    119,750                                             -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95                 Amendment 2/96
                        1%                                                 -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------
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                               Page 4 of 10 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 038918108                                                  13G                                Page 5 of 10 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA XXI  95-4286976
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95                Amendment 2/96
   REPORTING PERSON WITH                                  -0-                                              -0-
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95                 Amendment 2/96
                                                     74,400                                        -0-
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95                 Amendment 2/96
                                                          -0-                                             -0-
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95                 Amendment 2/96
                                                    74,400                                          -0-
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95                 Amendment 2/96
                    74,400                                             -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95                 Amendment 2/96
                        Less than 1%                             -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------
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CUSIP No. -38918108                                                  13G                                Page 6 of 10 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA XXIII   95-4400009
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95                Amendment 2/96
   REPORTING PERSON WITH                                  -0-                                              -0-
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95                 Amendment 2/96
                                                     10,864                                        -0-
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95                 Amendment 2/96
                                                          -0-                                             -0-
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95                 Amendment 2/96
                                                    10,864                                          -0-
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95                 Amendment 2/96
                   10,864                                             -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95                 Amendment 2/96
                        Less than 1%                             -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 6 of 10 Pages
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Item 1.

       (a)        Name of Issuer:           Arbor Software Corporation
                                                     .
       (b)        Address of Issuer's Principal Executive Offices:
                                                    1325 Chesapeake Terrace
                                                    Sunnyvale, CA 94089
Item 2.

       (a)        Name of Persons Filing:   Sequoia Capital V ("SC V")
                        Sequoia Partners (FR) ("SP(FR)")
                                                     Sequoia Technology
                                                       Partners V
                                                     Sequoia XXI
                                                     Sequoia XXIII


       SP(FR) is the General Partner of SC V.

       (b)        Address of Principal Business Office or, if None, Residence:
                                                     3000 Sand Hill Road
                                                     Building 4, Suite 280
                                                     Menlo Park, CA  94025

       (c)        Citizenship:
                                            SC V, SP(FR),  STP V, Sequoia  XXII,
                                            Sequoia XXIII: California


       (d)        Title of Class of Securities:
                                                     Common Stock

       (e)        CUSIP Number:                      038918108


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.

         Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable

                               Page 7 of 10 Pages
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Item 7.  Identification and Classification of the  Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

         [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                               Page 8 of 10 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February  4, 1997

SEQUOIA CAPITAL V
By its General Partner,
Sequoia Partners (FR)

--------------------------------
Pierre Lamond, General Partner


--------------------------------
Donald T. Valentine, General Partner


--------------------------------
Thomas F. Stephenson, General Partner


--------------------------------
Gordon Russell, General Partner


--------------------------------
Michael Moritz, General Partner


                               Page 9 of 10 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:             , 1997

SEQUOIA CAPITAL V                         SEQUOIA TECHNOLOGY PARTNERS V
By its General Partner,
Sequoia Partners (FR)

--------------------------------          --------------------------------
Pierre Lamond, General Partner            Pierre Lamond, General Partner


--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russell


--------------------------------
Michael Moritz


                               Page 10 of 10 Pages